EXHIBIT 99.1

LITHIA MOTORS SELLS BURLINGAME, CALIFORNIA CHRYSLER STORE

Sale Represents Continuation of Company’s Restructuring Plan

MEDFORD, OREGON, August 13th, 2008 (For immediate release) – Lithia Motors, Inc. (NYSE: LAD) has completed the sale of its Burlingame Chrysler Jeep Dodge franchise to T and K Automotive Investments, Inc.

“The sale of our Burlingame store shows continued progress on our restructuring plan. We continue to execute the changes we have outlined to allow us to be a more efficient and diversified company” said Sid DeBoer, Lithia’s Chairman and CEO.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 106 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors.